Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Executive Vice President		Devin Sullivan
(310) 337-4170		(212) 836-9608
linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2007 THIRD QUARTER RESULTS

Culver City, CA – August 20, 2007 – Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of approximately 247,000 HMO enrollees in Southern California, today announced financial results for its fiscal 2007 third quarter and nine month period ended June 30, 2007 (see attached tables).  These results included approximately one month of operations from ProMed Health Care (“ProMed”), which Prospect acquired on June 1, 2007.

Revenues for the third quarter of fiscal 2007 were $40.8 million, an increase of 17.0% from $34.8 million in the same period last year. Operating income for the third quarter of fiscal 2007 was $1.2 million as compared to $2.1 million in the third quarter of fiscal 2006. Net income for the third quarter of fiscal 2007 was $0.53 million, or $0.06 per diluted share, as compared to net income of $1.3 million, or $0.16 per diluted share, in the fiscal 2006 third quarter.

Dr. Jack Terner, Chairman and Chief Executive Officer of Prospect, commented, “Prospect’s results for the third quarter of 2007 contained a one month contribution from the operations of ProMed and no impact from the acquisition of Alta Healthcare System (“Alta”), which we consummated on August 8, 2007.  These recent acquisitions have transformed Prospect into a vertically integrated healthcare provider comprised of 13 Independent Physician Associations (“IPAs”), more than 9,000 specialist and primary care physicians, and a network of community-based hospitals.  We have expanded our geographic reach, increased the number of commercial HMO enrollees we serve, nearly doubled our senior HMO enrollment, significantly strengthened our management team, and enhanced our ability to provide high quality patient care.  We look forward to our future with confidence operating under this exciting new paradigm.”

Dr. Terner continued, “Although active on the acquisition front, we also continued to advance our internal organic growth initiatives in areas such as upgrading our physician networks, improving medical management programs, optimizing hospital lengths of stay via contracted and employed hospitalists, and accumulating and submitting member health data to Medicare in order to secure future appropriate incremental Risk Adjustment revenues.  Although the investments associated with these actions resulted in higher healthcare and operating expenses during the third quarter of fiscal 2007, we remain optimistic about our likely returns on these investments.”

Prospect Medical Holdings, Inc.

August 20, 2007

Fiscal 2007 Third Quarter

Revenues for the third quarter of fiscal 2007 rose to $40.8 million from $34.8 million in the same period last year.  This increase was primarily attributable to an approximately $7.5 million contribution from ProMed, offset by decreased hospital risk pool revenue at the core Prospect operation.

Gross margin for the third quarter of fiscal 2007 was $8.9 million, or 21.7% of revenues, compared to $9.4 million, or 27% of revenues, in the same period last year.  This decrease in gross margin was primarily due to lower hospital risk pool revenue and increased healthcare spending described above.

Joint venture income for the third quarter of fiscal 2007 rose 383% to $1.6 million due to improved profitability on the enrollees serviced by this joint venture, following the January 1, 2007 removal of certain required spending levels previously mandated for this program. This joint venture income largely represents Prospect’s participation in Orange County’s OneCare program, a managed care program for individuals who qualify for both Medicare and Medi-Cal benefits (“Medi-Medis”).  Prospect commenced its participation in the OneCare program in 2006 and, as of June 30, 2007, had approximately 1,600 Medi-Medi seniors assigned to its affiliated IPAs under this program.

Operating income for the fiscal 2007 third quarter was $1.2 million as compared to operating income of $2.1 million in the third quarter of fiscal 2006.  This decrease was due to lower hospital risk pool revenue and higher healthcare and operating expenses described above, offset by an approximate $1.0 million contribution from ProMed, excluding any amortization of acquired intangibles.

Interest expense increased by $0.37 million to $0.64 million from the third quarter of fiscal 2006, due primarily to $48.0 million of financing associated with the ProMed acquisition and expensing of prepayment penalties on prior bank debt.

Net income for the third quarter of fiscal 2007 was $0.53 million, or $0.06 per diluted share, on approximately 9.0 million diluted shares outstanding, as compared to net income of $1.3 million, or $0.16 per diluted share, in the fiscal 2006 third quarter, on approximately 8.1 million diluted shares outstanding.

As of June 30, 2007, Prospect’s balance sheet included cash and investments totaling $18.0 million, and shareholders’ equity of $43.4 million, or $4.80 per diluted share.

CONFERENCE CALL

Dr. Jack Terner, Chairman and Chief Executive Officer, Catherine Dickson, President and Chief Operating Officer and Mike Heather, Chief Financial Officer, will host a conference call on August 21, 2007 at 4:30 p.m. ET / 1:30 pm PT to discuss this news release.  Interested parties may participate in the call by dialing (866) 820-1713 (Domestic) or (706) 643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Prospect Medical conference call. In addition, the conference call will be broadcast live over the Internet at http://audioevent.mshow.com/336015/.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  The Company’s vertically-integrated medical services platform is comprised of Independent Physician Associations (“IPAs”), which contract with HMOs and health care professionals to provide a full range of services to HMO enrollees, and community-based hospitals.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in the Company’s Form 10-K filed on December 28, 2006 and Form 10-Q filed on August 20, 2007. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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Prospect Medical Holdings, Inc.

August 20, 2007

Prospect Medical Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30		Nine months ended June 30
	2007	2006	2007	2006

Revenues	$40,751,862	$34,818,020	$108,906,846	$102,854,925
Cost of revenues	31,890,916	25,408,055	84,097,298	73,857,934

Gross margin	8,860,946	9,409,965	24,809,548	28,996,991

Non-medical expenses:
General and administrative	8,566,868	7,286,083	25,725,367	22,878,291
Depreciation and amortization	616,393	338,140	1,399,419	995,729
Total non-medical expenses	9,183,261	7,624,223	27,124,786	23,874,020

Operating income from unconsolidated joint venture	1,551,088	321,125	2,314,666	998,019

Operating income (loss)	1,228,773	2,106,867	(572)	6,120,990

Other (income) expense:
Investment income	(329,712)	(219,589)	(793,573)	(658,778)
Interest expense	637,140	269,884	1,138,718	815,625
Total other expense, net	307,428	50,295	345,145	156,847

Income (loss) before income taxes	921,345	2,056,572	(345,717)	5,964,143
Provision (benefit) for income taxes	382,165	743,949	(129,173)	2,313,524

Net income (loss) before minority interest	539,180	1,312,623	(216,544)	3,650,619

Minority interest	5,210	8,632	7,082	14,616

Net income (loss)	$533,970	$1,303,991	$(223,626)	$3,636,003

Net income (loss) per common share:
Basic	$0.06	$0.19	$(0.03)	$0.53
Diluted	$0.06	$0.16	$(0.03)	$0.45
Weighted average shares outstanding:
Basic	8,394,827	6,969,440	7,786,145	6,851,751
Diluted	9,018,948	8,141,421	7,786,145	8,044,146

Prospect Medical Holdings, Inc.

August 20, 2007

Prospect Medical Holdings, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2007	Septembr 30, 2006
	(unaudited)

Total Current Assets	$30,233,257	$24,767,951

Total Assets	$123,152,566	$66,657,472

Total Current Liabilities	$32,490,925	$24,891,849

Total Liabilities	$79,714,000	$32,772,134

Minority Interest	$76,529	$81,881

Total Shareholders’ Equity	$43,362,037	$33,803,457

Total Liabilities & Shareholders’ Equity	$123,152,566	$66,657,472